SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2012

KALEX CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52177	13-3305161
(Commission File Number)	(I.R.S. Employer Identification No.)

330 E 33rd Street Suite 15M New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

212-686-7171
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 4.02                      Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 12, 2012, Kalex Corp. (the “Company”) and American Marketing Complex Int’l Inc. (“American”) entered into a rescission agreement (the “Rescission”) whereby the Company and American agreed to declare null and void and of no force and effect, that certain stock agreement dated July 12, 2010 (the “Agreement”).  The Rescission was intended to void, ab initio, the Agreement, treating the Agreement as invalid from the outset.  Accordingly, both the Company and American mutually agreed to release each other of all respective obligations under the Agreement.  As a result of the Recession, the Company was released of its obligation to issue up to 60,000,000 shares of the Company’s common stock to American and American was released of its obligation to provide the Company with $15,000,000 worth of cash equivalent media credits.

As a result of the Rescission the Company’s President concluded that the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q (“Quarterly Reports”) for the periods ended September 30, 2010, December 31, 2010 and March 31, 2011 and the Company’s Annual Report on Form 10-K (“Annual Report”) for the periods ended June 30, 2011 should no longer be relied upon because of the treatment of the Agreement as invalid from the outset.  The Company intends to restate those financial statements in order to make the necessary accounting adjustments.

The Company has discussed with Labrozzi & Co., PA, the Company’s independent registered public accounting firm, the matters disclosed in this Current Report on Form 8-K.

The Company will restate the Financial Statements to correct the errors noted above and file an amendment to the Quarterly Reports and the Annual Report with the Securities and Exchange Commission.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

10.1	Rescission Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

KALEX CORP.

Date: October 15, 2012	By:	/s/ Arnold F. Sock
Name: Arnold F. Sock
Title: President

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